Filed pursuant to Rule 424(b)(3)

Registration No. 333-279908

PROSPECTUS SUPPLEMENT NO. 2

(To the Prospectus Dated August 9, 2024)

Up to 22,624,975 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 100,774,669 Shares of Common Stock

and

Up to 8,250,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus dated August 9, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-279908), as amended. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 28, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior prospectus supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus, or any prior prospectus supplement, nor any sale made hereunder or thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior prospectus supplement is correct as of any time after the date of that information.

Our Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the ticker symbols “AILE” and “AILEW,” respectively. On August 27, 2024, the last reported sales price of our Common Stock was $3.18 per share and the last reported sales price of our Public Warrants was $0.50 per warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

 The date of this prospectus supplement is August 28, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2024

ILEARNINGENGINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40129	85-3961600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 300, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(650) 248-9874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AILE	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	AILEW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Salary Increases and FY 2024 Target Bonuses

On August 22, 2024, the Compensation Committee (the “Compensation Committee”) of the Board (the “Board”) of iLearningEngines, Inc. (the “Company”) (i) approved the following base salary increases, effective as of August 22, 2024 and (ii) approved target bonuses for the following executive officers, effective for the fiscal year ending December 31, 2024 (“FY 2024”).

Name	Position	Previous Annual Salary	New Annual Base Salary	Target Bonus for FY 2024
S. Farhan Naqvi	Chief Financial Officer and Treasurer	$300,000	$450,000	$159,836
Balakrishnan Arackal	President and Chief Business Officer	$350,000	$500,000	$177,596
David Samuels	Chief Legal Officer, Executive Vice President - Corporate Affairs and Secretary	$350,000	$450,000	$159,836
Ramakrishnan Parameswaran	Senior Vice President - Technology and Products	$100,000	$200,000	$53,279

In each case, the target incentive bonus can be paid in cash or equity at the discretion of the Board. For FY 2024, the performance goals applicable to the target bonuses are based on the Company achieving certain targets based on the Company’s full year revenue and Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, and stock-based compensation) for FY 2024.

One-Time Cash Bonuses

In addition, on August 22, 2024, the Compensation Committee approved a one-time cash bonus, less any applicable income tax withholding and employment taxes, to the following executive officers.

Name	Position	One-Time Bonus Payment
S. Farhan Naqvi	Chief Financial Officer and Treasurer	$50,000
Balakrishnan Arackal	President and Chief Business Officer	$58,000
David Samuels	Chief Legal Officer, Executive Vice President - Corporate Affairs and Secretary	$33,000
Ramakrishnan Parameswaran	Senior Vice President - Technology and Products	$33,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILEARNINGENGINES, INC.

Date: August 28, 2024	By:	/s/ Harish Chidambaran
		Name:	Harish Chidambaran
		Title:	Chief Executive Officer

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